Shareholder Meeting Results:

The Trust held a meeting of shareholders on September 14, 2010.
Common shareholders voted as indicated below:

	Affirmative	Withheld Authority
Re-election of Paul Belica
	532,746,827	140,471
Election of Bradford K. Gallagher
 	532,746,828	140,471
Election of James A. Jacobson
	532,746,827	140,471
Re-election of Hans W. Kertess
	532,746,827	140,471
Election of John C. Maney*
 	532,746,827	140,471
Election of William B. Ogden, IV
	532,746,827	140,471
Election of Alan Rappaport
	532,629,826	257,472
_____________________________________
* Interested Trustee